Exhibit 99.1

Breitling Energy Announces New 14-Well Development Program

August 4, 2015 – Dallas, Texas – Breitling Energy Corporation (OTCBB:BECC) (the “Company”) announces a new non-operated 35-percent participation in a 14-well developmental drilling program in West Texas, with the first spudding tomorrow.

Phase One has seven wells planned; six in Kent County and one in Knox County. The total acreage is approximately 8,500 non-contiguous acres between the two counties, leased throughout the past two years.

The prospects, which target oil with associated gas, are located on the eastern shelf in the upper Permian Basin, in a proven area with a long history of successful production. The major payzones between the 14 wells could include the Ellenburger, Mississippian, Bend Conglomerate, Strawn Sand, Frye Sand, and the Tannehill formations. Subsurface mapping, seismic and geochemical analysis were used to pinpoint the drilling locations.

The first well, Barker Trust #1, will be drilled vertically to approximately 5,000 feet in Kent County over a two-week period, with the Tannehill sand as the primary oil objective. The other six wells of Phase One should be drilled consecutively, with three to five days in-between to move the rig.

Drilling will employ approximately a dozen total rig workers throughout the duration of the first seven wells, in addition to completion crews for logging and cementing. Phase Two, consisting of seven additional wells, will be initiated after the completion of Phase One.

The acreage offers the ability to offset successful wells with two or three additional locations. There could be as many as 35 or 40 total wells across the acreage, should the initial phases be successful as expected.

“We are excited to partner in this new development, extending our growth through the drill bit as we outlined in our business plan,” said Chris Faulkner, Breitling Energy Chairman and CEO. “The subsurface work appears favorable for this area and we have the ability to grow and expand here. The diversification of fourteen wells between two phases gives us a wide growth margin. If we offset even half of them, that still is a substantial asset for the Company. These are vertical wells ranging from about 2,000 to 5,000 feet depending on the area, which offers us even greater leverage in today’s price environment,” Faulkner added.

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements, including information about management's view of the Company’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this press release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of the Company, its subsidiaries and concepts to be materially different than those expressed or implied in such statements. Unknown or unpredictable factors also could have material adverse effects on the Company’s future results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this press release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for or released by the Company.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas, engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy's oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT

Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

Gil Steedley, VP of Capital Markets, Breitling Energy, 214-716-2600

SOURCE: Breitling Energy Corporation